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                                                                   EXHIBIT 10.31



                             STOCK OPTION AGREEMENT

                                  June 14, 1999

Mr. Michael A. Aviles


Re:   Grant of Stock Option

Dear Michael:

     The Board of Directors of Cooperative Computing Holding Company, Inc.
(the "Company") has adopted the Company's 1998 Stock Option Plan (the "Plan") for certain individuals, directors and key employees of the Company and its Related Entities and certain non-employees. A copy of the Plan is being furnished to you concurrently with the execution of this Option Agreement and shall be deemed a part of this Option Agreement as if fully set forth herein. Unless the context otherwise requires, all capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Plan and in that certain Executive Employment Agreement (the "Employment Agreement"), dated June 14, 1999, between you and Cooperative Computing, Inc. ("CCI"); provided, however, that to the extent definitions in the Plan are different from definitions in the Employment Agreement, the definitions in the Employment Agreement will control.

     1. The Grant.

     Subject to the conditions set forth below, the Company hereby grants to you, effective as of June 14, 1999 (the "Grant Date"), as a matter of separate inducement and not in lieu of any salary or other compensation for your services, the right and option to purchase (the "Option"), in accordance with the terms and conditions set forth herein and in the Plan, an aggregate of 500,000 shares of Common Stock of the Company (the "Option Shares"), at the Exercise Price (as hereinafter defined). As used herein, the term "Exercise Price" shall mean a price equal to $5.00 per share, subject to the adjustments and limitations set forth herein and in the Plan. The Option granted hereunder is intended to constitute a Non-Qualified Option within the meaning of the Plan; however, you should consult with your tax advisor concerning the proper reporting of any federal or state tax liability that may arise as a result of the grant or exercise of the Option.

     2. Exercise.

     (a) For purposes of this Option Agreement, the Option Shares shall be deemed "Nonvested Shares" unless and until they have become "Vested Shares." Notwithstanding anything to the contrary contained in Section 6(c) of the Plan, the Option Shares shall become "Vested Shares" in three equal, consecutive annual installments on June 14, 2000, June 14, 2001, and June 14, 2002, provided that vesting shall cease upon your ceasing to be an employee of CCI or a Related Entity as expressly provided in the Plan. In addition, notwithstanding anything to the contrary contained in Section 8 of the Plan, all Nonvested

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Shares shall become Vested Shares upon the occurrence of a Change in Control without the necessity of action by the Committee.

     (b) Subject to the relevant provisions and limitations contained herein and in the Plan, you may exercise the Option to purchase all or a portion of the applicable number of Vested Shares at any time prior to the termination of the Option pursuant to this Option Agreement and the Plan. In no event shall you be entitled to exercise the Option for any Nonvested Shares or for a fraction of a Vested Share.

     (c) The unexercised portion of the Option, if any, will automatically, and without notice, terminate and become null and void upon the expiration of ten
(10) years from the Grant Date.

     (d) Any exercise by you of the Option shall be in writing addressed to the Secretary of the Company at its principal place of business (a copy of the form of exercise to be used will be available upon written request to the Secretary), and shall be accompanied by a certified or bank check payable to the order of the Company in the full amount of the Exercise Price of the shares so purchased, or in such other manner as described in the Plan and established by the Committee.

     3. Miscellaneous.

     (a) Except as provided in the last sentence of this Section 3(a), this Option Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan, and in the event of any conflict or inconsistency between the terms hereof and the terms of the Plan, the terms of the Plan shall be controlling. Notwithstanding the foregoing, the terms of
Section 2(a) hereof shall control notwithstanding any conflict or inconsistency between the terms thereof and the terms of the Plan.

     (b) This Option Agreement is not a contract of employment, and the terms of your employment shall not be affected by, or construed to be affected by, this Option Agreement, except to the extent specifically provided herein. Nothing herein shall impose, or be construed as imposing, any obligation (i) on the part of the Company or any Related Entity to continue your employment or (ii) on your part to remain in the employ of the Company or any Related Entity.

     Please indicate your acceptance of all the terms and conditions of the Option and the Plan by signing and returning a copy of this Option Agreement.

            [The Remainder of this Page is Intentionally Left Blank]


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                                     Very truly yours,

                                     COOPERATIVE COMPUTING HOLDING COMPANY, INC.


                                     By:     /s/ GLENN E. STAATS
                                     Name:    Glenn E. Staats
                                     Title:   Chairman of the Board


ACCEPTED:


/s/ MICHAEL A. AVILES
Michael A. Aviles

Date: June 14, 1999